EXHIBIT 99.1

Year End Letter to Shareholders

On June 1, 2006 we commenced our ninth fiscal year of your Company. As we prepare for our annual report and meeting, we wanted to give you a preliminary overview of the past year which has been eventful, as well as challenging. We have continued to make progress in the development of all three of our primary initiatives: SOCRATES®, UNICORN™ and TIICM™, which we believe will prove significant to their future.

During the first half of our fiscal year, we performed detailed analysis on the data acquired in late 2005 on our SOCRATES® laser acoustic sensor technology tests at the Denver International Airport site. The results of this analysis were very encouraging, demonstrating an 86% success rate in detection of the acoustic emanations from wake vortex turbulence generated by over 2,000 aircraft arrivals. Unfortunately, over the New Year's holiday weekend, we suffered a break-in and vandalism to our equipment, as well as Government equipment supporting these tests at the DIA site. Although the costs of remediation are covered by an insurance policy, the break-in resulted in a setback to our planned progress and plans for further testing. Nevertheless, we were awarded a new contract by the Department of Transportation Volpe Center to commence the development and demonstration of an emulation of a Wake Vortex Avoidance System (Phase III WakeVAS). At this point, we anticipate that further testing and functional emulation demos will occur at the DIA developmental site in November and December of 2006.

The coming of the new Airbus A380 super jumbo jet and the Very Light Jets (VLJs) at the other end of the spectrum recently focused worldwide media attention on capacity constraints at certain airports which can be impacted by aircraft wake turbulence safety concerns. We believe this attention highlights the growing concern of regulators and industry participants and provides an opportunity to offer a potential solution to many U.S. and International airports. An independent study sponsored by NASA indicates potential cost savings in the hundreds of million dollars per year through employment of a Phase III WakeVAS at 19 selected U.S. airports. The estimate of savings includes the airports having flight departures from or arriving to any of the 19 airports, based on air traffic projected in 2012 and numerous other assumptions as to future conditions and costs of implementation that could affect the ultimate cost-benefit justification for the eventual deployment of any such system. (We have posted a copy of this study on our website.) Of course, there can be no assurance as to when or whether any such system will be deployed or the extent of our involvement in any such deployment.

Our UNICORN™ airborne radar for collision avoidance took a major step forward as a result of a successful proof-of-principle test. The UNICORN™ brassboard equipment was mounted on a tower at Georgia Tech Research Institute and Bill Cotton flew his private aircraft at pre-selected test distances around the tower. Detections by the Unicorn radar compared well to GPS measurements taken on-board. We further protected our Unicorn IP position with additional patent coverage. In order to exploit the UNICORN™ opportunity, while at the same time minimizing our investment risk, we are investigating potential UNICORN™ project financing through a tax advantaged R&D partnership approach.

We continued investing in research and development associated with a low cost, highly effective countermeasure against the terrorist heat-seeking missile threat. We plan to further investigate this technology called TIICM™ with the objective of participation in live fire field testing at a Government Test Facility in the coming year.

These planned investments in the continued development of our technologies, as well as greater than anticipated legal costs have resulted in losses over the past year of approximately $2.2 Million dollars. Legal costs alone accounted for more than $700,000. A large portion of our legal costs were for development and defense of our intellectual property positions, and for a vigorous response to a class action shareholder lawsuit which we believe to be unfounded and without merit. Future costs of defense against this lawsuit should be largely met by our insurance coverage.

Our financial condition remains robust with over $1 Million in current R&D contract backlog, over $6 Million dollars in cash and zero debt.

In summary we look forward to the coming year with great anticipation. To highlight our technologies and the potential benefits we are developing for the safety, security and efficiency of the aviation industry, we will be participating for the first time in the Farnborough International Air Show which will take place July 17-21st, 2006 in England, as well as the annual air show at Oshkosh, Wisconsin during the last week in July, 2006.

On behalf of our management team and our distinguished Board of Directors, we thank you for your continued support and cordially invite you to join us at our annual shareholders meeting this fall at a time and place we will announce.

/S/ Samuel Kovnat	/s/ William Cotton
Samuel Kovnat Chairman and CEO	William Cotton Vice Chairman and President